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Exhibit 4.3

RLI Corp.
RLI Corp. Nonemployee Directors' Stock Plan

ARTICLE I
PURPOSE

        This RLI Corp. Nonemployee Directors' Stock Plan is intended to advance the interests of RLI Corp. and its shareholders by attracting, retaining, compensating and motivating the performance of nonemployee directors of RLI Corp. and to encourage and enable such directors to acquire and retain a proprietary interest in RLI Corp. by ownership of its stock.

ARTICLE II
ADMINISTRATION; GRANTS

        2.1   Board Authority. Subject to the express provisions of the Plan and the powers granted to the Board, the Committee shall have discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Grant, and to make all the determinations necessary or advisable in the administration of the Plan. All such actions and determinations by the Committee shall be conclusively binding for all purposes and upon all persons. The Committee shall not be liable for any action or determination made in good faith with respect to the Plan or any Stock Grant under the Plan.

        2.2   Stock Grants. Each Stock Grant shall be issued in the name of the Nonemployee Director. Upon the issuance of a Stock Grant, the Nonemployee Director shall be entitled to vote the shares of Common Stock and to receive any dividends paid thereon.

ARTICLE III
SHARES OF STOCK SUBJECT TO PLAN

        3.1   Number of Shares. Subject to adjustment pursuant to the provisions of this Section 3.1, the maximum number of shares of Common Stock which may be issued and sold hereunder shall be 200,000 shares; provided, that in the event of a recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant change affecting the capitalization of the Company, the number of shares issuable under the Plan shall be appropriately adjusted. Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company's treasury, which includes shares repurchased in the open market.

ARTICLE IV
STOCK GRANTS

        4.1   New Director Fee. From time to time, the Committee shall recommend for approval by the Board the dollar amount of the fee to be paid to each new Nonemployee Director who joins the Board (the "New Director Fee"). Commencing with the 2004 Annual Meeting, each new Nonemployee Director who joins the Board shall receive a Stock Grant having a Fair Market Value equal to the New Director Fee, such that the number of shares of Common Stock subject to the Stock Grant shall be equal to the number determined by dividing the New Director Fee by the Fair Market Value of a share of Common Stock on the date of grant. The Stock Grant shall be made as of the date of the Nonemployee Director's election to the Board.

        4.2   Annual Fee. From time to time, the Committee shall recommend for approval by the Board the dollar amount of the fee to be paid to each Nonemployee Director for service during the fiscal year (the "Annual Fee"). For each fiscal quarter ending during the fiscal year, the Company shall issue to each Nonemployee Director a Stock Grant having a Fair Market Value equal to one-fourth of the Annual Fee (the "Quarterly Fee"), such that the number of shares of Common Stock subject to such Stock Grant shall be equal to the number determined by dividing the Quarterly Fee by the Fair Market Value of a share of Common Stock on the date of grant. Stock Grants issued as payment of the Quarterly Fee shall be made on the tenth calendar day prior to the end of each fiscal quarter, provided that if such grant date falls on a weekend or a holiday, the grant date shall be the immediately preceding business day. If a Nonemployee Director is elected or terminated (other than removal for cause) during the fiscal quarter, the Nonemployee Director shall receive a Stock Grant equal to the Quarterly Fee times a fraction, the numerator of which is the number of days during such quarter that the Nonemployee Director serves as a director and the denominator of which is 90.

        4.3   2004 Transition Year. The Annual Fee for the 2004 fiscal year, as recommended by the Committee and approved by the Board, shall be made in two grants, each of which shall be one-half of the Annual Fee, on the issuance dates (as determined under Section 4.2 above) for the quarters ending September 30, 2004 and December 31, 2004.

        4.4   Discretionary Grants. In addition to the automatic grants provided for above, the Committee may recommend for Board approval discretionary Stock Grants to any Nonemployee Director in accordance with the provisions of this Section 4.4. The Committee shall select the Nonemployee Directors who will receive any such Stock Grants under this Section 4.4 and determine the number of shares subject to any such Stock Grant, which shall be subject to Board approval.

        4.5   Fractional Shares. The Company shall not be required to issue fractions of shares of Common Stock. Whenever under the terms of the Plan a fractional share would be required to be issued, an amount in lieu thereof shall be paid in cash for such fractional share based upon the same Fair Market Value as was utilized to determine the number of shares to be issued on the relevant issuance date.

ARTICLE V
EFFECTIVE DATE, TERMINATION AND AMENDMENT

        5.1   Effective Date. The Plan shall become effective after its adoption by the Board and on the date of its approval by the shareholders of the Company in accordance with applicable state law, the Articles of Incorporation and By-laws of the Company and the rules of the NYSE.

        5.2   Termination. The Plan shall terminate on the date of the Annual Meeting in 2014, provided that the Board may at any time terminate the Plan earlier. Notwithstanding the foregoing, no termination of the Plan shall in any manner affect any previously issued Stock Grant without the consent of the Nonemployee Director who received the Stock Grant.

        5.3   Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that shareholder approval shall be required to the extent necessary to comply with the rules of NYSE. Notwithstanding the foregoing, no amendment or modification of the Plan shall in any manner affect any previously issued Stock Grant without the consent of the Nonemployee Director who received the Stock Grant.

ARTICLE VI
MISCELLANEOUS

        6.1   Rights as Shareholder. Nothing contained herein relating to any grant of a Stock Grant shall create an obligation on the part of the Company to repurchase any shares of Common Stock granted hereunder.

        6.2   Service on Board. Nothing in the Plan or any Stock Grant shall confer upon any Nonemployee Director the right to continue service as a member of the Board, nor shall it create any obligation on the part of the Board or the Committee to nominate any Nonemployee Director for reelection by the Company's shareholders.

        6.3   Compliance with Law. The Plan and the obligations of the Company to issue or transfer shares of Common Stock as Stock Grants shall be subject to all applicable laws and regulations and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke a Stock Grant if it is contrary to law or modify a Stock Grant to bring it into compliance with any valid and mandatory law or government regulation.

        6.4   Plan Binding on Successors. The Plan shall be binding upon the Company, its successors and assigns, and each Nonemployee Director, such Nonemployee Director's executor, administrator and transferees.

        6.5   Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

        6.6   Severability. If any provision of the Plan or any Stock Grant shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

        6.7   Governing Law. The validity and construction of the Plan and of any Stock Grant shall be governed by the laws of the State of Illinois.

ARTICLE VII
DEFINITIONS

        7.1   "Annual Fee" shall have the meaning set forth in Section 4.2.

        7.2   "Annual Meeting" means an Annual Meeting of Shareholders of the Company.

        7.3   "Board" means the Board of Directors of the Company.

        7.4   "Committee" means the Nominating/Corporate Governance Committee of the Board.

        7.5   "Common Stock" means the Company's common stock.

        7.6   "Company" means RLI Corp.

        7.7   "Fair Market Value" means the average of the highest and lowest sale prices of a share of Common Stock on the NYSE on the date as of which fair market value is to be determined or, in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported. If Common Stock is not listed on the NYSE on the date as of which fair market value is to be determined, the Board shall determine in good faith the fair market value in whatever manner it considers appropriate.

        7.8   "New Director Fee" shall have the meaning set forth in Section 4.1.

        7.9   "Nonemployee Director" means any member of the Board who is not an employee of the Company.

        7.10 "NYSE" means the New York Stock Exchange.

        7.11 "Plan" means this RLI Corp. Nonemployee Directors' Stock Plan.

        7.12 "Quarterly Fee" shall have the meaning set forth in Section 4.2

        7.13 "Stock Grant" means a grant of Common Stock under the Plan.

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  Exhibit 4.3